Exhibit 99.1

STARWOOD PROPERTY TRUST DECLARES FOURTH QUARTER EXTRAORDINARY DIVIDEND

GREENWICH, Conn. (December 13, 2012) — Starwood Property Trust (NYSE: STWD) today announced that its Board of Directors has authorized an extraordinary dividend of $0.10 per share of common stock, payable on January 15, 2013 to common stockholders of record as of December 31, 2012. This extraordinary dividend is in addition to the $0.44 per share regular dividend for the fourth quarter of 2012 that was previously declared by the Company’s Board of Directors on November 6, 2012.

The extraordinary dividend brings the Company’s annual payout rate to $1.86 per share representing a yield of 8.2% based on the Company’s closing share price on December 12, 2012. The Company’s dividend policy will continue to be evaluated and set by the Board of Directors on a quarterly basis.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. Starwood Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Investor Relations:

Phone:  203-422-7788
Email: investorrelations@stwdreit.com